Exhibit 99.1

urban-gro, Inc. Announces Increase to Its Stock Repurchase Program

LAFAYETTE, Colo., January 18, 2022 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company focused on the indoor Controlled Environment Agriculture (“CEA”) market, today announced that its Board of Directors has authorized an increase of $2 million to the Company’s existing stock repurchase program. Under the new authorization, the Company may purchase up to $7 million of shares of the Company’s common stock from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

Bradley Nattrass, Chairman and Chief Executive Officer, commented, “We are pleased to announce the extension of our share repurchase program that allows us to return value to our shareholders. This action underscores our confidence in the strength of our balance sheet, quality of our assets and our ongoing ability to generate free cash flow. At recent market price levels, we believe the repurchase program is an excellent opportunity to buy our common shares at a significant discount to their intrinsic value and presents an attractive investment.”

The timing and amount of stock repurchases under the program, if any, will be at the discretion of management, and will depend on a variety of factors, including price, available cash, general business and market conditions and other investment opportunities. Therefore, there can be no assurance as to the number or aggregate dollar amount of shares, if any, that will be repurchased under the program. The Company may discontinue the program at any time.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration company for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

720.730.8160

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303.618.5080

stan@themaverickpr.com